EXHIBIT 12


                                         THE BEAR STEARNS COMPANIES INC.
                              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                        (IN THOUSANDS, EXCEPT FOR RATIO)


                                             (Unaudited)
                                          Nine Months Ended           Fiscal Year Ended  Five Months Ended
                                ------------------------------------  -----------------  -----------------
                                    August 31,         August 25,        November 30,       November 26,
                                       2001               2000               2000               1999
                                -----------------  -----------------  -----------------  -----------------
Earnings before taxes
   on income                    $     724,479      $      889,205     $    1,171,523     $      453,592
                                -----------------  -----------------  -----------------  -----------------
Add:  Fixed Charges

      Interest                      3,100,160           3,485,648          4,800,891          1,531,787
      Interest factor in
      rents                            25,864              23,846             32,200             12,783
                                -----------------  -----------------  -----------------  -----------------
  Total fixed charges               3,126,024           3,509,494          4,833,091          1,544,570
                                -----------------  -----------------  -----------------  -----------------
Earnings before fixed
   charges and taxes
   on income                    $   3,850,503      $    4,398,699     $    6,004,614     $    1,998,162
                                =================  =================  =================  =================
Ratio of earnings to
   fixed charges                          1.2                 1.3                1.2                1.3
                                =================  =================  =================  =================


                                                          Fiscal Year Ended
                                ------------------------------------------------------------------
                                     June 30,        June 30,        June 30,         June 30,
                                      1999             1998            1997             1996
                                ---------------  ---------------  ---------------  ---------------
Earnings before taxes
   on income                    $   1,064,108    $   1,063,492    $   1,013,690    $     834,926
                                ---------------  ---------------  ---------------  ---------------
Add:  Fixed Charges

      Interest                      3,379,914        3,638,513        2,551,364        1,981,171
      Interest factor
      in rents                         31,363           30,130           26,516           25,672
                                ---------------  ---------------  ---------------  ---------------
  Total fixed charges               3,411,277        3,668,643        2,577,880        2,006,843
                                ---------------  ---------------  ---------------  ---------------
Earnings before fixed
   charges and taxes
   on income                    $   4,475,385    $   4,732,135    $   3,591,570    $   2,841,769
                                ===============  ===============  ===============  ===============
Ratio of earnings to
   fixed charges                          1.3              1.3              1.4              1.4
                                ===============  ===============  ===============  ===============


Note: Certain reclassifications have been made to prior period amounts to conform to the current period's presentation.



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